Exhibit 99.1

InnerWorkings Appoints Interim CFO

InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, announced the appointment of Ryan Spohn as interim Chief Financial Officer. Mr. Spohn will succeed Joseph M. Busky, who is leaving the Company to pursue other business opportunities.

Mr. Busky will remain as CFO through the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, at which time Mr. Spohn’s appointment will take effect. Mr. Spohn will oversee the Company’s financial operations on an interim basis, while the Company conducts a formal search for a replacement. Mr. Busky will continue to serve in an advisory capacity ending by June 30, 2015 to ensure a smooth transition.

Mr. Spohn joined InnerWorkings in early 2009 as a Senior Vice President and Controller and has intricate knowledge of all of the Company’s financial procedures and controls. Prior to joining InnerWorkings, he was a finance director for Siemens Healthcare Diagnostics and held various positions of increasing responsibility over his ten-year tenure.

“Joe has made invaluable contributions to the business over the course of his many years of leadership as our CFO, and he leaves us with a very talented finance team. We are grateful for Joe’s service, and we wish him all the best in his future endeavors,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “Joe and I also have great confidence that Ryan, who has served alongside Joe as our Controller for nearly six years, will effectively lead our finance team during this transition period.”

Mr. Busky added, “I greatly appreciate the opportunity to have served as Chief Financial Officer and to help build InnerWorkings into the global leader in the marketing execution space. I look forward to watching the Company’s continued success in the future.”

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 500 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is based in Chicago, Ill., employs approximately 1,500 individuals, and maintains 67 global offices in 30 countries. Among the many industries InnerWorkings serves are: retail, financial services, hospitality, consumer packaged goods, not-for-profits, healthcare, food & beverage, broadcasting & cable, and transportation. For more information visit: www.inwk.com.

Contact:

InnerWorkings, Inc.
Brad Moore

(312) 277-1510
bmoore@inwk.com